EXHIBIT 12

   Opinion and Consent to Tax Matters - Paul, Hastings, Janofsky & Walker LLP

                      Paul, Hastings, Janofsky & Walker LLP
                             555 South Flower Street
                               Twenty-Third Floor
                       Los Angeles, California 90071-2371


                                January 12, 1999

                                                                     27286.93178
The Montgomery Funds
101 California Street
San Francisco, California 94111


         Re: Reorganization of Montgomery Small Cap Opportunities Fund into Montgomery U.S. Emerging Growth Fund

Ladies and Gentlemen:

         You have requested our opinion as counsel for The Montgomery Funds, a Massachusetts business trust (the "Trust"), with respect to certain federal income tax matters in connection with the reorganization by and between the Montgomery U.S. Emerging Growth Fund (the "Acquiring Fund"), a series of the Trust, and the Montgomery Small Cap Opportunities Fund (the "Acquired Fund"), also a series of the Trust. This opinion is rendered in connection with the transaction described in the Agreement and Plan of Reorganization dated as of December 15, 1998 (the "Reorganization Agreement"), by the Trust for itself and on behalf of the Acquiring Fund and the Acquired Fund, and adopts the applicable defined terms therein.

         This letter and the opinion expressed herein are for delivery to the Trust and may be relied upon only by the Trust, the Acquiring Fund and Acquired Fund, and their shareholders. This opinion also may be disclosed by the Trust, Acquiring Fund and Acquired Fund, or any of their shareholders in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting the Trust, Acquiring Fund and Acquired Fund, or any of their shareholders or in connection with any judicial proceeding relating to the federal, state or local tax liability of the Trust, Acquiring Fund and Acquired Fund or any of their shareholders.

The Montgomery Funds
January 12, 1999
Page 2


         For purposes of this opinion we have assumed the truth and accuracy of the following facts:

         The Trust was duly created pursuant to its Agreement and Declaration of Trust by the Trustees for the purpose of acting as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is validly existing under the laws of the Commonwealth of Massachusetts. The Trust is registered as an investment company classified as a diversified, open-end management company, under the 1940 Act.

         The Acquiring Fund is a series of the Trust duly established under the laws of the State of Massachusetts, and is validly existing under the laws of that State. The shares of the Acquiring Fund are widely held. The Acquiring Fund has an authorized capital of an unlimited number of shares and each outstanding share of the Acquired Fund is fully transferable and has full voting rights.

         The Acquired Fund is a series of the Trust duly established under the laws of the State of Massachusetts, and is validly existing under the laws of that State. The shares of the Acquired Fund are widely held. The Acquired Fund has an authorized capital of an unlimited number of shares and each outstanding share of the Acquired Fund is fully transferable and has full voting rights.

         For valid business purposes, the following transaction will take place in accordance with the laws of the State of Massachusetts and pursuant to the Reorganization Agreement:

         (a) On the date of the closing (the "Closing Date"), the Trust will cause the Acquired Fund to transfer substantially all of its assets to the Acquiring Fund. Solely in exchange therefor, the Trust will cause the Acquiring Fund to deliver to the Acquired Fund a number of Class R shares (the "Acquiring Fund Shares") of voting common stock of the Acquiring Fund and to assume the liabilities of the Acquired Fund as stated in the Reorganization Agreement.

         (b) The Trust will then cause the Acquired Fund to liquidate and distribute all of the Acquiring Fund Shares to the shareholders of Acquired Fund in proportion to their respective interests in the Acquired Fund in exchange for their shares in the Acquired Fund.

The Montgomery Funds
January 12, 1999
Page 3


         (c) The Trust will then cause the Acquired Fund to wind up and dissolve as soon as practicable thereafter.

         In rendering the opinions stated below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

                  (1)      The Reorganization Agreement; and

                  (2) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

         For purposes of rendering the opinions stated below, we have in addition relied upon the following representations by the Trust on behalf of both the Acquired Fund and the Acquiring Fund, as applicable:

         (A) The fair market value of the Acquiring Fund Shares received by each shareholder of the Acquired Fund will be approximately equal to the fair market value of the shares of the Acquired Fund surrendered in the exchange.

         (B) There is no plan or intention by any shareholders of the Acquired Fund who own five percent or more of the Acquired Fund, and to the best knowledge of the management of the Acquired Fund, there is no plan or intention on the part of any remaining Acquired Fund shareholders to sell, exchange, or otherwise dispose of a number of the shares of the Acquiring Fund received in the transaction that would reduce the Acquired Fund's shareholders' ownership of the shares of the Acquiring Fund received to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding shares of the Acquired Fund as of the same date. For purposes of this representation, shares of Acquired Fund exchanged for cash or other property, surrendered by dissenters have been treated as outstanding shares of the Acquired Fund on the date of the transaction. Further, in making this representation, the Acquired Fund has considered both shares of the Acquired Fund and shares of the Acquiring Fund that were sold, redeemed, or otherwise disposed of by the shareholders of the Acquired Fund (except for shares which were required to be redeemed by the Acquired Fund or the Acquiring Fund in the ordinary course of its business as series of an investment company).

The Montgomery Funds
January 12, 1999
Page 4


         (C) The Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Acquired Fund immediately prior to the transaction. For purposes of this representation, amounts used by the Acquired Fund to pay its reorganization expenses, amounts paid by the Acquired Fund to shareholders who receive cash or other property, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as a series of an investment company) made by the Acquired Fund immediately preceding the transfer have been included as assets of the Acquired Fund held immediately prior to the transaction.

         (D) The Acquiring Fund has no plan or intention to reacquire any of its shares issued in the transaction, except for acquisitions made in the ordinary course of its business as a series of an investment company.

         (E) After the transaction, the Acquiring Fund will use the assets acquired from the Acquired Fund in the Acquiring Fund's business, except that all or a portion of those assets may be sold or otherwise disposed of in the ordinary course of the Acquiring Fund=s business, or may mature, and in either case the proceeds will be reinveted in accordance with the Acquiring Fund=s investment objectives. The Acquiring Fund has no plan or intention to sell or otherwise dispose of the assets received in the transaction from the Acquired Fund, except for dispositions made in the ordinary course of business.

         (F) The Acquired Fund will distribute as soon as practicable the shares of the Acquiring Fund it receives in the transaction.

         (G) The liabilities of the Acquired Fund assumed by the Acquiring Fund and the liabilities to which the transferred assets are subject were incurred by the Acquired Fund in the ordinary course of business.

         (H) The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (I) Following the transaction, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's historic business assets in a business.

The Montgomery Funds
January 12, 1999
Page 5


         (J) The Acquiring Fund, the Acquired Fund, and the shareholders of the Acquired Fund will pay their respective expenses, if any, incurred in connection with the transaction.

         (K) There is no intercorporate indebtedness existing between the Acquired Fund and the Acquiring Fund that was issued, acquired, or will be settled at a discount.

         (L) The Acquired Fund and the Acquiring Fund each meet the requirements of a regulated investment company as defined in Sections 368(a)(2)(F)(ii) and
(iii) of the Internal Revenue Code of 1986, as amended (the "Code").

         (M) The Acquiring Fund does not own, directly or indirectly, not has it owned during the past five years, directly or indirectly, any stock of the Acquired Fund.

         (N) No cash will be distributed to shareholders of the Acquired Fund in lieu of fractional shares of the Acquiring Fund.

         (O) Both the Acquired Fund and the Acquiring Fund has elected to be taxed as a "regulated investment company" under Section 851 of the Code and, for all of its taxable periods, (including the last short taxable period ending on the date of the transaction for the Acquired Fund) has qualified for the special tax treatment afforded regulated investment companies under the Code, and after the transaction, the Acquiring Fund intends to continue to so qualify.

         (P) The Acquired Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a Federal or state court within the meaning of Code
Section 368(a)(3)(A).

         Our opinions set forth in this letter are based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Acquired Fund distributes the shares of Acquiring Fund received in the transaction as soon as practicable, we are of the opinion that:

The Montgomery Funds
January 12, 1999
Page 6


         (1) The transfer by the Acquired Fund of substantially all of its assets to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, followed by the distribution by the Acquired Fund of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund will be a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

         (2) The Acquired Fund will recognize no gain or loss on its transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares, or on distribution of such Acquiring Fund Shares to its shareholders.

         (3) The Acquiring Fund will recognize no gain or loss on its receipt of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares.

         (4) The Acquiring Fund's basis in the assets received from the Acquired Fund in the transaction will equal the basis of such assets in the hands of the Acquired Fund immediately prior to the transaction.

         (5) The Acquiring Fund's holding period for the assets received in the Reorganization will include the period during which the Acquired Fund held such assets.

         (6) The shareholders of the Acquired Fund will recognize no gain or loss on the receipt of the Acquiring Fund Shares (including any fractional share interests to which they may be entitled) solely in exchange for their Acquired Fund stock.

         (7) The basis of the Acquiring Fund Shares received by each of the Acquired Fund's shareholders in the transaction (including fractional shares to which they may be entitled) will equal the basis of the Acquired Fund stock surrendered in exchange therefor.

         (8) The holding period of the Acquiring Fund Shares received by each of the Acquired Fund's shareholders in exchange for their Acquired Fund stock (including fractional shares to which they may be entitled) will include the period that the shareholder held the Acquired Fund stock exchange therefor, provided that the shareholder held such stock as a capital asset on the date of the exchange.

The Montgomery Funds
January 12, 1999
Page 7


         The opinions set forth above represent our conclusions as to the application of federal income tax law existing as of the date of this letter to the transactions described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would require modifications or revocations of our opinions expressed herein. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions. Further, all the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

         We express no opinion as to any federal income tax issue or other matter except those set forth above.

         We hereby consent to the filing of this opinion as an exhibit to the Trust=s Registration Statement on Form N-14 (and our being named therein) filed by the Trust in connection with the Reorganization.


                                       Very truly yours,

                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP